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San Diego, CA 92101
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john@dolkartlaw.com

Via Electronic Mail to: along9992@sympatico.ca

April 19, 2011

Alexander Long – Chief Executive Officer
Success, Exploration & Resources, Inc.
#108-143 Wellington Street West
Chatham, Ontario N7M1J5 CANADA

Re: Success Exploration & Resources, Inc. Registration on Form S-1

Dear Mr. Long:

As you are already aware, my firm has been retained as special counsel to Success Exploration & Resources, Inc., a Nevada corporation (hereinafter the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) as filed by the Company on or about May 21, 2010 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

This opinion relates to (1) 8,000,000 shares of common stock of the Company to be offered by the Company; and (2) the resale of 1,626,000 shares of the Company’s common stock by selling shareholders, to whom these securities were issues in a May 2007 private equity offering conducted in Canada, believed to be exempt from registration pursuant to Regulation “S”. Collectively these securities are referred to herein as the “Shares”.

In connection with this opinion, and as special counsel, I have examined and relied upon originals or copies of documents (the “Documents”) including without limitation:

1.	The Registration Statement as filed and amended;
2.	The Subscription Agreement as used in the May 2007 offering and copies of same as executed by each of the subscribers;
3.	Copies of indicia of payment including but not limited to check and bank drafts drawn from Canadian banking institutions.
4.	Articles of Incorporation of the Company;
5.	Bylaws of the Company; and
6.	Resolutions of the Board of Directors of the Company.

For the purposes of rendering this opinion, I have examined originals or certified photo static copies of such other corporate records, agreements, instruments and other documents of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Success Exploration & Resources, Inc.	Page 1 of 2

Based on the foregoing, and subject to applicable securities laws, when (i) the Registration Statement and any required post-effective amendment thereto have become effective under the Act; (ii) the securities are issued, sold and paid for in the manner described in the Registration Statement and in the Prospectus; and (iii) for certificated Shares, the Shares have been duly executed by the Company, duly countersigned by an authorized signatory of the registrar for the Shares, and duly delivered to the purchasers thereof, it is our opinion that (A) the issuance and sale of the Shares will have been duly authorized; and (B) the Shares have been validly issued, fully paid and non-assessable.

I assume no obligation to supplement this letter if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above. I consent to the filing of this legal opinion as an exhibit to the Registration Statement, and I further consent to the use of our name under the headings “Legal Matters” in the prospectus that forms a part of the Registration Statement and “Legal Matters” in any prospectus supplement that will form a part of the Registration Statement. In giving such consent, I do not hereby concede that are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder. This opinion is furnished by us, as special counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in this paragraph, is not to be used, circulated or quoted for any other purpose.

Kind Regards,

/s/ John E. Dolkart, Jr., Esq.

John E. Dolkart, Jr., Esq.

Success Exploration & Resources, Inc.	Page 2 of 2